Exhibit 5.1

Thomas Salley

+1 202 842 7878

tsalley@cooley.com

March 10, 2021

Gladstone Acquisition Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

Ladies and Gentlemen:

We have acted as counsel to Gladstone Acquisition Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus included in the Registration Statement (the “Prospectus”), covering an underwritten public offering of (a) up to 11,500,000 units (the “Units”) of the Company to be represented by Unit Certificates as described below, each Unit consisting of one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), and one-half of one warrant of the Company (each whole warrant, a “Warrant”); each Warrant entitling the holder thereof to purchase one share of Common Stock and the Warrants to be represented by Warrant Certificates as described below, such offering to include up to 1,500,000 units that that may be sold pursuant to the exercise of an option to purchase additional Units and (b) the shares of Common Stock and Warrants to be issued as part of the Units as specified in the Registration Statement.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the Prospectus; (b) the Company’s certificate of incorporation, as amended, and bylaws , each as currently in effect; (c) the form of Amended and Restated Certificate of Incorporation of the Company filed as Exhibit 3.2 to the Registration Statement that is to be in effect immediately prior to the closing of the offering contemplated by the Registration Statement; (d) the form of Unit Certificate filed as Exhibit 4.1 to the Registration Statement (the “Unit Certificate”); (e) the form of Warrant Certificate filed as Exhibit 4.3 to the Registration Statement (the “Warrant Certificate”); (f) the form of warrant agreement by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), filed as Exhibit 4.4 to the Registration Statement; and (g) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that (a) the Units will be sold at a price established by the Board of Directors of the Company or a duly authorized committee thereof and (b) the Amended and Restated Certificate of Incorporation referred to in clause (i)(c) is filed with the Secretary of State of the State of Delaware before the issuance of the Units.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With regard to our opinion concerning the Units and the Warrants constituting binding obligations of the Company:

Gladstone Acquisition Corporation

March 10, 2021

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(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Units or the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Units or the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Units or the Warrants.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and as to the Units and the Warrants constituting binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Units, when executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

2.

The shares of Common Stock included in the Units, when the Units have been executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

3.

The Warrants included in the Units, when the Units have been executed and delivered against payment therefor as provided in the Registration Statement and the Prospectus, will constitute binding obligations of the Company.

Gladstone Acquisition Corporation

March 10, 2021

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We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This opinion is express as of the date hereof and we disclaim any responsibility to advise you of any change in the facts stated or assumed herein or any changes in applicable law.

Sincerely,

Cooley LLP

By:	/s/ Thomas Salley
Thomas Salley